EXHIBIT 99.1



               Hall Effect Medical Products Inc. to be acquired by
                  Sports Information & Publishing Corporation

      Newly Trading Company To Become Known as In Vivo Medical Diagnostics


Littleton, CO., (July 14, 2004) - Sports Information and Publishing Corp. (OTCBB: SIPC), announced today that it has agreed to acquire all of the outstanding shares of Hall Effect Medical Products Inc. ("Hall"). Hall is the owner of two UK-based companies, which are developing a group of medical diagnostic products for personal and professional use. These products are based on technology that utilizes the Hall Effect, a phenomenon discovered over 100 years ago, for which Hall scientists are currently developing practical applications.

The agreement provides for the acquisitions of Hall in exchange for the issuance of calls 34,343,662 common shares of Sports Information. The closing is subject to shareholder approval and the satisfaction of certain conditions, including, but not limited to, regulatory approval. Upon satisfactory completion of these conditions the acquisition is expected to be finalized within 60 days, at which time the name of the company will become In Vivo Medical Diagnostics Inc.

Michael Tanner, president of Sports Information & Publishing Company, said "This acquisition brings significant value and opportunity for growth to our shareholders. Hall's scientists have developed two technologies that are unique in their application to medical devices. Furthermore, the company's management has specifically targeted for development products where the markets are huge - in the billion dollar range or higher."

About Hall Effect Medical Products Inc.

Hall Effect Medical Products Inc. consists of two wholly-owned subsidiaries based in the UK, Hall Effect Technologies Ltd. And Jopejo Ltd. Hall Effect Technologies is in the final stage of its first groundbreaking medical device for the cardio-vascular market. Other medical conditions being addressed by Hall Effect Technology's patented technology include the diabetes market and other conditions where imaging is essential. Although the Hall Effect has been known since 1879, when E. H. Hall discovered it, it is only through recent developments in semi-conductor technology and computing power that scientists have been able to analyze the magnetic properties of bone and tissue - thereby enabling the Hall Effect to be considered in medical uses. Hall Effect Technology has a substantial patent portfolio relating to its technology. Jopejo Ltd. Is also in the late stages of developing new and technically superior monitoring devices that utilize signal processing for the late-term pregnancy market.

The statements in this release relating to completion of the acquisition and the positive direction of the company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties that may arise, the failure to obtain shareho9lder approval, the future market price of SIPC common stock and Hall's ability to obtain the necessary financing.

Contact: Michael Tanner
         303-738-8994